EXHIBIT 10.16(b)

[Grant Date]

[Participant Name]

Welltower Inc.

Re:          Welltower Inc. 2017-2019 Long-Term Incentive Program

Dear [Participant Name]:

The Compensation Committee of the Board of Directors of Welltower Inc. (the “Company”) has selected you as a Participant in the Company’s 2017-2019 Long-Term Incentive Program (the “Plan”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.  This Award Notice shall be subject to and governed by all the terms and conditions of the Plan.  A copy of the Plan is attached as an exhibit to this Award Notice.

The Award that you may earn under the Plan is made to you in the form of performance restricted stock units and is determined based on the weighted average score of the Company for the Performance Period with respect to the corporate metrics set forth in Exhibit A to the Plan and may vary as follows:

Threshold	Target	High

# of restricted stock units	# of restricted stock units	# of restricted stock units

For Company performance between two different tiers, the percentage payable will be calculated using interpolation between tiers.

So long as you satisfy the provisions of the Plan, including complying with the restrictive covenants set forth in Section 4, one-third of such shares will be immediately vested and nonforfeitable upon issuance, one-third of such shares will become fully vested and nonforfeitable on December 31, 2020, and one-third of such shares shall become fully vested and nonforfeitable on December 31, 2021, subject to your continued employment with the Company through each such date.  You will also receive a cash award on each vesting date equal to the amount of the dividends paid by the Company with respect to the shares of Common Stock being issued measured by the Dividend Value.

In the event you incur a Qualified Termination during the Performance Period, the Compensation Committee will determine the amount of your Award under the Plan based on the corporate metrics ) as if the Performance Period had ended on the calendar quarter end immediately preceding the date of your Qualified Termination.  Please note that your Award will be pro‑rated based on the length of your service during the Performance Period.  As a condition of receiving any payments or benefits under the Plan on account your Qualified Termination, the Company may require you to deliver an irrevocable, effective release of claims in the form determined by the Company and/or an affirmation of continued compliance with the restrictive covenants in favor of the Company and related persons as set forth in Section 4 of the Plan.

This Award Notice together with the Plan (the terms of which are hereby incorporated by reference) are intended to be a final expression of the agreement between you and the Company and are intended to be a complete and exclusive statement of the agreement and understanding between you and the Company with respect to the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter other than those referred to herein and in the Plan.  In the event of any conflict or inconsistency between this Award Notice and the Plan, the terms of the Plan shall govern.

This Award Notice shall be administered in accordance with the provisions of Section 3 of the Plan and any disputes shall be resolved in accordance with the provisions of the Plan, including but not limited to Sections 12(c) and (d) of the Plan.

This Award Notice shall not be construed as creating any contract for continued services between you and the Company or any of its subsidiaries and nothing herein contained shall give you the right to be retained as an employee or consultant of the Company or any of its subsidiaries.

WELLTOWER INC.

By: